UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 7, 2011

MEMC Electronic Materials, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)

501 Pearl Drive (City of O'Fallon) St. Peters, Missouri (Address of principal executive offices)	63376 (Zip Code)

(636) 474-5000 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.  Costs Associated with Exit or Disposal Activities.

On December 7, 2011, the Board of Directors of MEMC Electronic Materials, Inc. (the “Company”) committed the Company to a global restructuring to reduce the Company’s global workforce, modify its production capacity and accelerate operating cost reductions in 2012 and beyond.  The Board committed the Company to these actions in response to current and expected market conditions in the semiconductor and solar markets, including the unprecedented price declines in the upstream solar market resulting from significant worldwide overcapacity as well as reduced demand in the solar market.

The Company intends to idle its Merano, Italy polysilicon facility and may close it unless dramatic feedstock, power, and other cost reductions are achieved in the near term.  To improve costs and alignment with current market conditions, the Company will reduce production capacity at its Portland, Oregon solar monocrystalline facility, and will limit the ramp of its Kuching, Malaysia solar wafering facility.

As part of this restructuring, the Company will reduce its total workforce by over 1,300 persons worldwide, with approximately 41% and 47% of these reductions in workforce coming from the Semiconductor Materials segment and Solar Materials segment, respectively, with the balance coming from the Solar Energy segment and Corporate.  The Company intends to provide severance benefits to those employees who will be terminated. The Company will also undertake more aggressive productivity initiatives to implement best practices across all sites.

To focus on providing our downstream solar customers the highest quality and lowest cost systems and achieve improved operating efficiencies, the Solar Materials and SunEdison business units will be consolidated into a single Solar Energy business unit, effective January 1, 2012.  The Company expects all actions to be completed by the fourth quarter of 2012.

In connection with the restructuring, the Company expects to incur total charges of approximately $700 million in the fourth quarter of 2011, of which approximately $520 million is expected to be non-cash.  These charges consist of approximately $475 million (non-cash) of asset impairments, primarily related to reduction of capacity at manufacturing sites, including Merano; approximately $175 million in contract termination charges, some of which will be non-cash; and approximately $50 million in severance benefits to terminated employees, most of which is expected to be paid out by the end of the second quarter of 2012.

The Company issued a press release on December 8, 2011 announcing these plans. A copy of that press release is filed with this Form 8-K as Exhibit 99.1.

Item 8.01.   Other Information.

Based on the current market capitalization of the Company and market outlook, additional non-cash charges associated with the potential impairment of goodwill and the potential realizability of deferred tax assets are expected to be taken in the 2011 fourth quarter.  These charges include (i) an estimated $200 million to $400 million of goodwill impairment driven by the Company’s current market capitalization, which goodwill is related to the Solar Energy segment; and (ii) an estimated $225 million to $275 million of deferred tax asset valuation allowance on less positive evidence of realizability of these tax assets.

In addition, on December 8, 2011, the Company provided a business update in its press release dated December 8, 2011, a copy of which is filed with this Form 8-K as Exhibit 99.1.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits	Item
99.1	Press release dated December 8, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMC ELECTRONIC MATERIALS, INC.
Date: December 8, 2011	By: /s/ Bradley D. Kohn Name: Bradley D. Kohn Title: Senior Vice President and General Counsel

Exhibit Index

Number	Item

99.1	Press release dated December 8, 2011.